November 15, 2006

Northern Oil & Gas, Inc.

130 Lake Street West

Wayzata, Minnesota 55391

Attn: Michael L. Reger

RE:	Offer to Purchase
Bakken Prospect
Mountrail County, North Dakota

Dear Mr. Reger,

The purpose of this letter is to set forth the basic terms and conditions under which Northern Oil and Gas Inc. (Northern) has agreed to acquire and Southfork Exploration, LLC (Southfork) has agreed to sell certain oil and gas leases as described in Exhibit “A” attached hereto and made a part hereof. When accepted in the manner hereinafter provided for, this Letter Agreement shall serve to set forth in writing the terms and conditions of such purchase and sale, which supersedes all prior correspondence, understands or agreements whether made verbally or in writing. It is Northern’s sole responsibility to perform all due diligence, and otherwise conduct any geologic, operational and/or feasibility studies.

The basic terms are as follows:

Northern agrees to pay Southfork $90 per acre for approximately 1,500 net acres as set forth on the attached Exhibit “A” (“Purchased Leases”).

Southfork shall receive 90 shares of stock in Northern Oil and Gas Inc per net acre. Restrictions on the sale of these shares are listed and described in Exhibit “B” attached hereto.

Southfork shall convey all Purchased Leases unto Northern utilizing a mutually acceptable form of assignment and shall deliver 80.00% Net Revenue Interest in Purchased Leases unto Northern.

Closing on this transaction shall take place no later than February 12, 2007. Closing may be by mail or in person as decided by Northern and Southfork. At such Closing, Northern shall wire transfer the Amount, as adjusted directly to Southfork’s account and Southfork shall deliver the appropriate assignment unto Northern.

Any additional leases, up to 3500 net acres, acquired by Southfork up to May 1, 2007 in Townships 154 North, Range 88 West, Township 154 North, Range 89 West, 153 North Range 88 West, and 153 North, Range 89 West, all in Mountrail County, North Dakota will be acquired by Northern at the same terms listed above. Northern will have a right of first refusal on all acreage acquired by Southfork over and above 3500 net acres until August 1, 2007. The right of first refusal will be in effect for Ten (10) business days after postmark date of a certified, express mailed letter to Northern with a legitimate offer attached.

Northern shall conduct whatever examinations it deems necessary to satisfy itself as to title of the Purchased Leases. At a mutually agreed upon date Southfork shall provide Northern with copies of all Purchased Leases, confirmation of payment for all bonus, delay rentals or other monies owing third parties for the Purchased Leases, and copies of all ownership reports or other title information which Selling Party has in its possession that relate to lands covered by the Purchased Leases.

Northern agrees to provide Southfork with copies of all well information obtained by Northern, it’s contractors or assigns, from any well drilled on the Purchased Leases or lands pooled, unitized or communitized therewith. Such well information may include, but not limited to, all applications or filings filed with the State of Montana, daily drilling reports, logs, test results, core analysis, production tests and production reports.

Northern agrees to wire transfer the sum of $65,000 into Southfork’s account located at Stockman Bank in Billings, Montana no later than 5:00 p.m. November 22, 2006. This amount represents a down payment on the purchase of the Leases. The $65,000 will be applied to the total purchase price at time of closing. This $65,000 down payment shall be non refundable unless material title defects are present within the existing leases. Northern agrees that this down payment shall represent an equity position in the aforementioned Leases only after the balance of the purchase price is received by Southfork on or before February 12, 2007. If Northern does not wire transfer $65,000 by 5:00 p.m. CST on November 22, 2006, this Agreement shall become null and void.

If you agree with the terms and conditions set forth in this Letter Agreement, please so indicate by signing below in the space provided and returning one (1) executed copy of this letter to the undersigned via facsimile transmission to 406-248-5344.

Sincerely,

Southfork Exploration, LLC.

J.R. Reger,

President

Agreed to and accepted this ___ day of November, 2006

Northern Oil and Gas Inc.

By: ___________________________

Title:__________________________

Authorized Signature